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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           HOME RETAIL HOLDINGS, INC.

         Home Retail Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The name of the corporation (the "Corporation") is Home Retail Holdings, Inc. (formerly Gaylord Companies, Inc.), and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 19, 1994.

                  2. This Amended and Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as the same heretofore has been amended, supplemented or restated (the "Certificate of Incorporation").

                  3. The text of the Certificate of Incorporation is hereby further amended and restated to read in full as herein set forth:

                  FIRST: The name of the Corporation is Home Retail Holdings,
Inc.

                  SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, Delaware, 19805, County of New Castle. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH:

                  (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-one million one hundred fifty-six thousand (21,156,000), which are divided into twenty million (20,000,000) shares of Class A Common Stock of a par value of $0.01 per share ("Class A Common Stock"), one hundred fifty-six thousand (156,000) shares of Class B Restricted Common Stock of a par value of $0.01 per share ("Class B Common Stock") and one million (1,000,000) shares of Serial Preferred Stock of a par value of $0.01 per share ("Preferred Stock"). The Class A Common Stock and Class B Common Stock shall have the same rights, privileges and preferences except that the Class B Common Stock (i) shall have no dividend or liquidation rights except as otherwise required under the General Corporation Law of the State of Delaware, and (ii) shall not be transferable except by operation of law in the event of the death, bankruptcy or liquidation of the holder thereof. Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (the "Conversion Rate") in any one of the following events (each, a "Trigger Event"): (i) the closing sale price for twenty (20) consecutive trading days of the Class A Common Stock as quoted on Nasdaq or, if such shares are not trading on Nasdaq, then on the principal market on which such

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shares shall then be trading exceeds $11.57 per share of Class A Common
Stock (the "Trigger Price") or (ii) of a sale of all or substantially all the assets of the Corporation, a sale of all the equity interests of the Corporation or a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity pursuant to which the holders of Class A Common Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds the Trigger Price, in each case subject to adjustment in the event of any stock splits or other similar events as provided in ARTICLE FOURTH Subsection (b) hereof. As soon as practicable after a Trigger Event, the Corporation shall give or cause notice to be given to each holder of Class B Common Stock that the Class B Common Stock has been converted into Class A Common Stock, and such conversion shall be deemed to have occurred on the sooner of the date of such notice and the date of such a merger or consolidation, if any, constituting a Trigger Event. Each holder of shares of Class B Common Stock outstanding immediately prior to the date of the Trigger Event, upon surrender of the certificate or certificates representing such shares to the Corporation, shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Class A Common Stock which such holder shall be entitled to receive as provided herein. The certificate or certificates so surrendered shall be duly endorsed as the Corporation may require. Subject to the following provision of this ARTICLE FOURTH Subsection (a), after the Trigger Event, each certificate which represented outstanding shares of Class B Common Stock, prior to such date, shall be deemed for all corporate purposes to evidence the ownership of the shares of Class A Common Stock as provided herein. No dividend or other distribution payable with respect to the Class A Common Stock shall be paid to any holder of any certificate representing shares of Class B Common Stock issued and outstanding immediately prior to such date until such holder surrenders such certificate for exchange as provided in this ARTICLE FOURTH Subsection (a). All shares of Class A Common Stock for and into which shares of Class B Common Stock shall have been exchanged and converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights, the holder of certificate(s) representing shares of Class B Common Stock issued and outstanding immediately prior to such date shall have no rights with respect to such shares after such date other than to surrender such certificate or certificates pursuant to this ARTICLE FOURTH Subsection (a). The Corporation shall at all times reserve a number of shares of authorized but unissued Class A Common Stock for issuance upon conversion of the Class B Common Stock. No share of Class B Common Stock may be issued after a Trigger Event.

                  (b) In order to prevent dilution of the conversion rights granted to the Class B Common Stock under this ARTICLE FOURTH, the Conversion Rate and Trigger Price will be subject to adjustment from time to time pursuant to this ARTICLE FOURTH Subsection (c) as follows:

                  (i) If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Class A Common Stock into a greater number of shares, the Conversion Rate and the Trigger Price in effect immediately prior to such subdivision will be proportionately increased and reduced, respectively, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Rate

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

         and the Trigger Price in effect immediately prior to such combination will be proportionately reduced and increased, respectively.

                  (ii) If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Class B Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Class B Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased.

                  (iii) After any reorganization or any consolidation or merger of the Corporation or any sale, lease, mortgage, pledge, exchange, transfer, or other disposition of all or substantially all of the assets of the Corporation other than a Trigger Event, the holders of Class B Common Stock shall thereafter be entitled to receive, upon conversion in accordance with ARTICLE FOURTH Subsection (a), the kind and amount of shares or other securities or property which they would have been entitled to receive had they converted their shares of Class B Stock into shares of Class A Common Stock of the Corporation as of the record date for the determination of holders of Class A Common Stock entitled to cast their votes for or against or to express any dissent to such reorganization, consolidation, merger, sale, lease, exchange, or other disposition; and, after the happening of one or more of the aforesaid events, if any, the rights of the holders of Class B Common Stock with respect to the adjustment of the Conversion Rate and Trigger Price shall be appropriately continued and preserved in order to afford, as nearly as possible, protection against dilution of the conversion rights and privileges comparable to those conferred herein.

                  (iv) In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the holders of Class B Common Stock in accordance with ARTICLE FOURTH Subsection (a) shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 45 days and not less than 30 days before the date of such dissolution. The reference to shares of Class A Common Stock in this Subsection (b) shall be deemed to include shares of any class into which said shares of Class A Common Stock may be changed.

                  (c) The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

                  FIFTH:  The Corporation is to have perpetual existence.

                  SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

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Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                  SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and the regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                  1. Number of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                  2. Terms of Directors. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation or to elect directors under specified circumstances, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation. One class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, with each member of each class to hold office until a successor is elected and qualified. At each annual meeting of stockholders of the Corporation and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term of three years.

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

                  3. Newly Created Directorships and Vacancies. Except as otherwise required by law and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors;
         (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  4. Removal. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally, voting together as a single class. Whenever in this Article SEVENTH hereof, the phrase, "the then outstanding shares of the Corporation's stock entitled to vote generally" is used, such phrase shall mean each then outstanding share of any class or series of the Corporation's stock that is entitled to vote generally in the election of the Corporation's directors.

                  5. Amendment or Repeal of this Article. Notwithstanding any other provisions of this Article SEVENTH or any other Article hereof or of the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article SEVENTH, any other Article hereof, or the By-Laws of the Corporation), the provisions of this Article SEVENTH may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 75% of the combined voting power of the then outstanding shares of the Corporation's capital stock entitled to vote generally, voting together as a single class.

                  6. Amendment of Bylaws. The power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation, unless otherwise provided in the By-Laws.

                  7. Voting Power. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection
         (b) of 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                  EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                  NINTH: The Corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and upon request advance expenses to, any and all persons who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section (including without limitation attorneys fees and expenses); provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than solely to enforce rights under this ARTICLE NINTH. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any person seeking indemnification under this Article NINTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established by a court of competent jurisdiction. No amendment or repeal of the foregoing provisions of this Article NINTH shall adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

                  TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and the provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

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

                  ELEVENTH: The Corporation hereby elects to be governed by
Section 203 of the Delaware General Corporation Law.

                  TWELFTH: If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

                  THIRTEENTH: The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including without limitation:

                a.    the interests of the Corporation's stockholders;

                b. whether the proposed transaction might violate federal or state laws;

                c. not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of this Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

                d. the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

                  FOURTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of this Corporation), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of ARTICLES SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH and this ARTICLE FOURTEENTH. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be

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considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

                  4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested to by its duly authorized officers on this 16th day of August, 1998.

                                                HOME RETAIL HOLDINGS, INC.


ATTEST:


By: /S/ GREG DUKOFF                             By:  /S/ DAVID DANOVITCH
    ---------------                                  --------------------
    Secretary